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                                                                      Exhibit 12

                                                                           DRAFT


                                  March__, 2003


Ohio National Fund, Inc.
One Financial Way
Cincinnati, Ohio 45242

Ladies and Gentlemen:

         You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") pursuant to which the Ohio National Fund Equity Income Portfolio, a series of the Ohio National Fund Inc. (the "Acquired Portfolio") will be merged into the Ohio National Fund Blue Chip Portfolio, another series of Ohio National Fund Inc. that has generally similar investment objectives (the "Acquiring Portfolio").

         This opinion is intended solely for delivery to the Ohio National Fund, Inc. on behalf of the Acquired Fund, the Acquiring Fund, and their applicable shareholders. Only the Ohio National Fund, Inc., the Acquired Fund, the Acquiring Fund and their applicable shareholders may rely on this opinion. We specifically disclaim any obligation to update or supplement this opinion to reflect any change in the law or Internal Revenue Service (the "IRS") position with respect to the issues addressed herein.

         We have examined and are familiar with such documents, records and other instruments relating to the Reorganizations and the parties thereto as we have deemed appropriate for purposes of this opinion letter including the Plan of Merger and Reorganization, dated _________ (the "Plan") and the Registration and Proxy Statement filed on ___________________with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Reorganization (the "Registration/Proxy Statement").

         In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that all of the factual statements and information contained in the Registration/Proxy Statement, and in other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering this opinion, we have also relied on the Assumptions stated below, and we have assumed that such representations and facts are correct in all material respects as of the date hereof and will remain correct at the Effective Time of the Reorganization.

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Ohio National Fund, Inc.
March __, 2003
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ASSUMPTIONS

         1. Ohio National Fund, Inc. is an open-end series management investment company organized as a Maryland corporation and registered under the Investment Company Act of 1940.

         2. The Acquired Fund is a Series of Ohio National Fund, Inc. The Acquired Fund has been a separate regulated investment company ("RIC") under
Section 851 of the Internal Revenue Code of 1986, as amended (the "Code") since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

         3. The Acquiring Fund is another Series of Ohio National Fund Inc. The Acquiring Fund has been a RIC within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

         4. The Board of Directors of the Ohio National Fund, Inc. on behalf of the Acquired Fund and the Acquiring Fund has determined, for valid business reasons, that it is advisable to transfer the assets of the Acquired Fund into the Acquiring Fund, and the Board of Directors has adopted the Plan, subject to, among other things, approval by the respective shareholders of the Acquired Fund.

         5. The shareholders of the Acquired Fund approved the Plan on _____________ and the Reorganization will take place at the close of business on the New York Stock Exchange on or around April _______ 2003, or on such other date as is determined by the Board of Directors (the "Effective Time").

         6. For the taxable year ending at the Effective Time, the Acquired Fund shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains to the close of business on the Effective Time. Any cash dividends shall be automatically reinvested in additional shares of the Acquired Fund.

         7. At the Effective Time, the Acquired Fund shall transfer all of its assets to the Acquiring Fund in exchange for which the Acquiring Fund shall simultaneously assume all of the liabilities of the Acquired Fund and shall issue to the Acquired Fund shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) equal in aggregate value to the net asset value of the Acquired Fund attributable to the Acquired Fund's shares.
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Ohio National Fund, Inc.
March __, 2003
Page 3

          8. At the Effective Time, the Acquired Fund immediately shall distribute to each holder of its outstanding shares the number of shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) as shall have an aggregate value equal to the aggregate value of the shares of the Acquired Fund (including any fractional share rounded to the nearest one-thousandth of a share) which were owned by such shareholder immediately prior to the Effective Time, such values to be determined by the net asset values per share of the Acquired Fund and the Acquiring Fund at the Effective Time, in exchange for and in cancellation of the shareholder's shares of the Acquired Fund.

         9. The distribution to the shareholders of the Acquired Fund shall be accomplished by establishing an account on the share records of the Acquiring Fund in the name of each registered shareholder of the Acquired Fund, and crediting that account with a number of shares of the Acquiring Fund determined pursuant to the preceding paragraph. As a result of these transfers, the shareholders of the Acquired Fund will cease to own shares of the Acquired Fund and will instead own shares of the Acquiring Fund having an aggregate net asset value equal to all shares of the Acquired Fund at the Effective Time.

         10. The Acquired Fund shall terminate automatically immediately after the Effective Time.

         11. The shareholders of record of the shares of each of the Acquired Fund and the Acquiring Fund are separate accounts of insurance companies, which hold such shares as underlying investments for variable annuity or variable life insurance contracts issued by such insurance companies. The owners of such contracts ("Contract Owners") have instructed the insurance companies, pursuant to the terms of their contracts, to allocate a portion of the value of such contracts to the sub-accounts of such insurance company separate accounts that invest in the shares of the Acquired Fund or the Acquiring Fund.

OPINIONS

         Based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

         1. The Reorganization contemplated by the Plan will not qualify as a "tax-free" reorganization under the Internal Revenue Code of 1986, as amended.

         2. The transfer of the assets of the Acquired Fund to the Acquiring Fund in exchange for voting stock of the Acquiring Fund that is to be distributed to the shareholders of the Acquired Fund, will be treated as a sale of assets by the Acquired Fund and the Acquired Fund

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Ohio National Fund, Inc.
March __, 2003
Page 4

will recognize gain or loss on each of the transferred assets in an amount equal to the difference between (i) the fair market value of such assets, and (ii) the adjusted basis of such assets.

         3. The taxable year of the Acquired Fund will end as of the close of business on the day of the Reorganization.

         4. The Acquired Fund will be entitled to a deduction for dividends paid to its shareholders in an amount sufficient to offset its regulated investment company taxable income and its capital gains and therefore will not incur any federal income tax liability for its last complete taxable year ending on the date of its Reorganization.

         5. Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund on its receipt of assets of the Acquired Fund in exchange for the Acquiring Fund's voting stock and assumption of the Acquired Fund's liabilities.

         6. Under Section 1012 of the Code, the basis to the Acquiring Fund of the assets of the Acquired Fund transferred to it will be the fair market value of such assets as of the Effective Time.

         7. Because none of the special rules of Section 1223 of the Code will apply, the holding period for assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will start as of the Effective Time.

         8. Each shareholder of an Acquired Fund will receive dividend income to the extent of its share of all dividends declared and paid by the Acquired Fund, including the dividend described in Assumption 6 that is to be declared and paid immediately before the Effective Time.

         9. Each shareholder of an Acquired Fund will also recognize gain or loss on the receipt of shares of the voting stock of the Acquiring Fund in exchange for shares of the Acquired Fund equal to the difference between (i) the fair market value of the Acquiring Fund's shares, and (ii) the Acquired Fund shareholder's adjusted basis for its shares in the Acquired Fund.

         10. Under Section 1012 of the Code, the basis to each shareholder of the Acquired Fund for the shares of the Acquiring Fund received in exchange for its shares of the Acquired Fund will be the fair market value of the shares of the Acquiring Fund as of the Effective Time.

         11. Because none of the special rules of Section 1223 of the Code will apply to the stock exchange pursuant to the Reorganization, the Acquired Fund shareholder's holding period for voting stock of the Acquiring Fund will start as of the Effective Time.
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Ohio National Fund, Inc.
March __, 2003
Page 5

         12. No gain or loss will be recognized by any Contract Owner as a result of the Reorganization.

         We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.

         As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, IRS Rulings and case law, which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion. Further, this opinion is not binding on the IRS or any court that could ultimately determine the taxation of the items referred to herein, nor can any assurances be given that the IRS will not audit or question the treatment accorded to the Reorganizations on the Federal income tax returns of the Ohio National Fund or the respective shareholders.

         We hereby consent to the filing of this opinion as an exhibit to the Registration/Proxy Statement on Form N-14.

                                                     Very truly yours,



                                                     Jorden Burt LLP